UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2012

MANHATTAN BANCORP

(Exact name of registrant as specified in its charter)

California	000-54116	20-5344927
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2141 Rosecrans Avenue, Suite 1100 El Segundo, California	90245
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (310) 606-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 26, 2012, the Board of Directors of the Company and its wholly-owned subsidiary, Bank of Manhattan, N.A. (the “Bank”), appointed Gary C. Wallace to serve as a member of each such Board of Directors until his successor is duly elected and qualified or otherwise duly selected.  In addition to his responsibilities as a member of the Board of Directors, Mr. Wallace will serve as Chairman of the Audit Committee.

Mr. Wallace will be entitled to receive the same compensation paid to the non-employee directors of the Company, which currently consists of a fee equal to $1,000 per Board meeting, an annual fee of $10,000 for participation on the Audit Committee as chairman, and an annual fee of $1,000 for participation on any other committee of the Board in a non-chair capacity.  In addition, periodically, the Company grants stock options to each non-employee director based upon the value of the service rendered.

Mr. Wallace, 58, has worked over 30 years in various capacities in the financial industry, principally related to corporate governance.  Mr. Wallace retired as a KPMG Audit Partner Specialist in Banking and Investment Services in 2005, having served as head of the Northern California Financial Institutions Practice.  Following his retirement, Mr. Wallace served as a director and member of the Audit Committee of North Bay Bancorp and subsidiary The Vintage Bank from 2006 through April 2007, when such companies were sold.  Since 2008, Mr. Wallace has provided consulting services to various banks, private equity firms, venture capital firms and the Public Company Accounting Oversight Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 1, 2012	MANHATTAN BANCORP
(Registrant)

	By:	/s/ Terry L. Robinson
Terry L. Robinson
Chief Executive Officer